                                                                     EXHIBIT 8.1

                                   TAX OPINION
                  COMBINED UNDERWRITERS LIFE INSURANCE COMPANY


                                February 12, 2002

Citizens, Inc.
400 East Anderson Lane, 6th Floor
Austin, Texas 78752

Re: Plan and Agreement of Exchange between Citizens, Inc. and Combined Underwriters Life Insurance Company

Ladies and Gentlemen:

         Our opinions as expressed below are based solely upon: (1) the information contained in the Proxy-Information Statement dated February 12, 2002 (hereafter "Proxy Statement") as filed with the Securities and Exchange Commission; (2) the Plan and Agreement of Exchange (the "Plan") dated November 21, 2001, between Citizens, Inc. ("Citizens") and Combined Underwriters Life Insurance Company ("Combined"), together with Exhibits thereto; (3) the Lease Extension Agreement to be dated March 19, 2002, between Combined and Little, Rooney & Little Associates; (4) the Marketing Development Agreement to be dated March 19, 2002, between Combined, Lifeline Underwriters Life Insurance Company and the Red Little Combined Agency, Inc. (the "Agency"); (5) relevant information provided by the principals; (6) the Internal Revenue Code of 1986, as amended (hereinafter "IRC"), the regulations promulgated thereunder and the current administrative positions of the Internal Revenue Service ("IRS") contained in published Revenue Rulings and Revenue Procedures; and (7) existing judicial decisions. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         "Exchange" refers to the transaction set forth in the Plan. Capitalized terms herein have the same meaning as in the Plan.

         Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to transactions in that country, state or municipality. We do not express any opinion as to foreign, state or local tax consequences of the

Exchange. We do not express any opinion regarding alternative minimum tax consequences of the Exchange to any shareholder or as to any other income tax consequences to any shareholder except as expressly provided herein.


         The consequences described herein are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure, or similar proceeding, to shareholders that are real estate investment trusts, to shareholders that are regulated investment companies, to shareholders that are tax exempt persons, to shareholders that are persons that hold their Combined Common Stock as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, to shareholders that are investment companies within the meaning of IRC Section 351(e), to shareholders who are dealers in securities, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions, or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

         The principal reasons for the Exchange can be summarized as follows:

                  (1) to become part of a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities;

                  (2) to achieve improved capitalization and economies of scale; and

                  (3) to provide greater liquidity and diversity to Combined shareholders.

         This letter is conditioned on the accuracy of the factual information, assumptions and representations contained in the Proxy Statement and provided by Citizens and Combined, including the principal reasons for the Exchange expressed above and the following:

                  (1) that Citizens and Combined, in arriving at the method used to determine the number of shares of Citizens Class A Common Stock to be received by each Combined shareholder, attempted in good faith to value the Combined Common Stock to be transferred and to value the Citizens Class A Common Stock to be Exchanged for such Combined Common Stock in an effort to ensure that each shareholder receiving Citizens Class A Common Stock pursuant to the Exchange received a number of shares of such stock approximately equal in value to the Combined Common Stock exchanged therefor;

                  (2) that Combined has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of Combined within the meaning of Section 368(c) of the IRC;

                  (3) that none of Citizens, Combined, any entity related thereto, or shareholder thereof, have any plan or intention to redeem or otherwise reacquire any Citizens Class A Common Stock to be issued to Combined shareholders in the Exchange, and will not so redeem or otherwise reacquire such stock;

                  (4) that Citizens has no plan or intention to liquidate Combined; to merge Combined with or into another corporation; to cause Combined to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of the stock of Combined except for transfers described in Section 368(a)(2)(C) of the IRC; preserving the nature of Combined's charter makes avoidance of such transactions necessary;

                  (5) that following the Exchange, Citizens will continue the historic business of Combined or use a significant portion of its historic business assets in a business;

                  (6) that Citizens and Combined will assume and pay their respective reorganization expenses, if any, incurred in connection with the Plan and Exchange;

                  (7) that there is no corporate indebtedness between Citizens or Combined that was issued, acquired or will be settled at a discount;

                  (8) that in the Exchange, shares of Combined Common Stock will be exchanged solely for Citizens Class A voting Common Stock, with Citizens thereby obtaining control of Combined as defined in Section 368(c) of the IRC;

                  (9) that on the Effective Date of the Exchange, Combined will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Combined that, if exercised or converted, would affect Citizens' acquisition or retention of control of Combined, as defined in Section 368(c) of the IRC;

                  (10) that Citizens does not own, nor has it owned during the past five (5) years, directly or indirectly, any shares of Combined stock;

                  (11) that neither Citizens nor Combined are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the IRC;

                  (12) that neither Citizens nor Combined are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3) (A);

                  (13) that the Exchange will be consummated and qualify as a statutory exchange in full compliance with Texas law and will be consummated in accordance with the terms of the Plan;

                  (14) that in the event more than 2.5 percent of the shareholders of Combined dissent to the Exchange, Citizens would exercise its option not to proceed with the Exchange (as permitted under the Plan) and the Exchange consequently would not be consummated;

                  (15) that no Combined Common Stock will be acquired for consideration other than solely Citizens Class A Common Stock. Further, no liabilities of Combined or the Combined shareholders will be assumed by Citizens, nor will any of the Combined Common Stock be subject to any liabilities;


                  (16) that Citizens will not assume nor repay any Combined debt guaranteed by Combined shareholders nor will Citizens assume or repay any outstanding loans between Combined and its shareholders;

                  (17) that no compensation or agreement for services received by any shareholder of Combined, or any entity related to a Combined shareholder, will be separate consideration for, or allocable to, any of their shares of Combined Common Stock; no shares of Citizens Class A Common Stock received by any Combined shareholder, or any entity related to any Combined shareholder, will be separate consideration for, or allocable to, any employment agreement or compensation agreement; and the compensation paid to any Combined shareholder, or any entity related to a Combined shareholder, will be for services actually performed and/or property actually leased and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (18) that Combined will pay its dissenting shareholders the value of their Combined Common Stock out of its own funds. No funds will be supplied or are required to be supplied (by law or otherwise) for that purpose, directly or indirectly, by Citizens, nor will Citizens, directly or indirectly, reimburse Combined for any payments to dissenters;

                  (19) that on the Effective Date of the Exchange, the fair market value of the assets of Combined will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject;

                  (20) that the Marketing Development Allowance Agreement (the "MDA Agreement") between Combined, Lifeline Underwriters Life Insurance Company and the Red Little Combined Agency, Inc. ("Agency") was negotiated at arms-length; that the consideration to be paid by Combined to the Agency pursuant to the MDA Agreement will be for services actually to be performed and is reasonable in light of the services to be performed and the benefit to Combined and Citizens of retaining the Agency to preserve and increase the business in force issued by Combined;

                  (21) that Combined has sufficient cash-flow to make payments required to be made to the Agency pursuant to the MDA Agreement;

                  (22) that Citizens will not render Combined unable to honor its payments under the MDA Agreement such that Citizens would be required to make payments thereunder; and

                  (23) that after the Exchange, the space leased pursuant to the two (2) real estate leases between Combined and Little, Rooney & Little Associates, will continue to be used for business purposes, including the occupancy by businesses or agencies of Combined, Citizens or related entities and the profitable sublease of any space not so used, and the lease payments are commensurate with amounts paid to third parties bargaining at arms-length.

         We have relied on the truthfulness and accuracy of certificates of officers of Combined and Citizens regarding the above factual information, assumptions and representations. In the course of our representation of Citizens in connection with the transaction described herein, no facts have come to our attention that would give us actual knowledge that the certificates are not accurate. However, we have not undertaken any independent investigation to verify the accuracy of such factual information, assumptions and representations, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

         In rendering an opinion on the federal income tax consequences of such a transaction, reasonable steps have been taken to assure that all material tax issues are considered in light of the facts, and that all of such issues involving a reasonable possibility of challenge by the IRS are fully and fairly addressed. A "material tax issue" includes any tax issue that could have a significant impact (either beneficial or adverse) on any Combined shareholder participating in the Exchange under any reasonably foreseeable circumstances.

         The opinions expressed below are rendered only with respect to the specific matters described herein, and we express no opinion with respect to any other federal income tax aspects of the Exchange. Should any of the facts, circumstances or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material. In addition, we do not opine as to the taxable or nontaxable status of any previous transactions not considered to be part of the Exchange.

         Accordingly, in our opinion, the material tax consequences of the Exchange are as follows:

                  (1) The Exchange will constitute a reorganization within the meaning of IRC Section 368(a)(1)(B) and Citizens and Combined will each be a "party to a reorganization" within the meaning of IRC Section 368(b). No gain or loss will be recognized by the shareholders of Combined upon the exchange of their shares of Combined Common Stock for shares of Citizens Class A Common Stock. IRC Section 354(a).

                  (2) The tax basis of the shares of Citizens Class A Common Stock received by a shareholder of Combined will be the same as the basis of the Combined Common Stock surrendered by that shareholder in the Exchange. IRC Section 358(a); IRC Regulation Section 1.358-1(a).

                  (3) The holding period of the shares of Citizens Class A Common Stock received by a shareholder of Combined will include the period during which such shareholder held the Combined Common Stock exchanged therefor, to the extent that such stock was held by the shareholder as a capital asset on the date of the consummation of the Exchange. IRC Section 1223(1).

                  (4) Cash received by Combined shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Combined Common Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some Combined shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. IRC Sections 302, 301.

                  (5) No material gain or loss will be recognized by Citizens or Combined as a result of the Exchange. IRC Sections 361 and 1032.

                  (6) Section 382 limits the Net Operating Loss carryover of a company following an ownership change. Combined will be deemed to have an ownership change. After an ownership change, the amount of income that a corporation may offset each year by Net Operating Losses that occurred before the change is generally limited to an amount determined by multiplying the value of the equity of the corporation immediately prior to this change by the federal long-term tax exempt rate in effect on the date of the change. Any unused limitation may be carried forward and added to the next year's limitation, subject to certain limitations. To the extent Combined also has built-in losses as defined in IRC Section 382(h) as of the date of the Exchange, IRC Section 382 limits the utilization of such losses after the ownership change. IRC
         Section 383 will similarly limit the utilization of excess credits, net capital losses, and foreign tax credits, if any, after the ownership change. In addition, IRC Section 384 limits the use of preacquisition losses to offset built-in gains, if any, after the ownership change. Regulations under IRC Sections 382 and 1502 implement the above restrictions.

                  (7) Each shareholder of Combined must file pursuant to IRS Regulation 1.368-3(b), with his or her income tax return for the year in which the Exchange is consummated, a statement which provides details relating to the property transferred and securities received in the Exchange.

         The preceding discussion and opinions are based on our interpretations of the facts and assumptions, based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof. They are subject to change by subsequent regulatory, administrative, legislative or judicial actions which could have an adverse effect on the validity of our opinions. Our opinions are effective as of the Effective Date for the Exchange as described in the Plan.

         We do not express an opinion on the valuations of Combined or Citizens assets or common stock or the ratio of exchange of Combined Common Stock for Citizens Class A Common Stock.

         If the Exchange is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

         Each Combined shareholder should consult his own qualified tax advisor to evaluate the tax effects of the Exchange based on his personal facts and circumstances.

                                          Very truly yours,

                                          /s/ Jones & Keller, P.C.

                                          JONES & KELLER, P.C.

                                   TAX OPINION
                  LIFELINE UNDERWRITERS LIFE INSURANCE COMPANY


                                February 12, 2002

Citizens, Inc.
400 East Anderson Lane, 6th Floor
Austin, Texas 78752

Re: Plan and Agreement of Exchange between Citizens, Inc. and Lifeline Underwriters Life Insurance Company

Ladies and Gentlemen:

         Our opinions as expressed below are based solely upon: (1) the information contained in the Proxy-Information Statement dated February 12, 2002 (hereafter "Proxy Statement") as filed with the Securities and Exchange Commission; (2) the Plan and Agreement of Exchange (the "Plan") dated November 21, 2001, between Citizens, Inc. ("Citizens") and Lifeline Underwriters Life Insurance Company ("Lifeline"), together with Exhibits thereto; (3) the Marketing Development Agreement to be dated March 19, 2002, between Lifeline, Combined Underwriters Life Insurance Company and the Red Little Combined Agency, Inc. (the "Agency"); (4) relevant information provided by the principals; (5) the Internal Revenue Code of 1986, as amended (hereinafter "IRC"), the regulations promulgated thereunder and the current administrative positions of the Internal Revenue Service ("IRS") contained in published Revenue Rulings and Revenue Procedures; and (7) existing judicial decisions. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.


         "Exchange" refers to the transaction set forth in the Plan. Capitalized terms herein have the same meaning as in the Plan or as to any other income tax consequences to any shareholder except as expressly provided herein.


         Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to transactions in that country, state or municipality. We do not express any opinion as to foreign, state or local tax consequences of the Exchange. We do not express any opinion regarding alternative minimum tax consequences of the Exchange to any shareholder.

         The consequences described herein are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure, or similar proceeding, to shareholders that are real estate investment trusts, to shareholders that are regulated investment companies, to shareholders that are tax exempt persons, to shareholders that are persons that hold their Lifeline Common Stock as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, to shareholders that are investment companies within the meaning of IRC Section 351(e), to shareholders who are dealers in securities, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions, or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

         The principal reasons for the Exchange can be summarized as follows:

                  (1) to become part of a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities;

                  (2) to achieve improved capitalization and economies of scale; and

                  (3) to provide greater liquidity and diversity to Lifeline shareholders.

         This letter is conditioned on the accuracy of the factual information, assumptions and representations contained in the Proxy Statement and provided by Citizens and Lifeline, including the principal reasons for the Exchange expressed above and the following:

                  (1) that Citizens and Lifeline, in arriving at the method used to determine the number of shares of Citizens Class A Common Stock to be received by each Lifeline shareholder, attempted in good faith to value the Lifeline Common Stock to be transferred and to value the Citizens Class A Common Stock to be Exchanged for such Lifeline Common Stock in an effort to ensure that each shareholder receiving Citizens Class A Common Stock pursuant to the Exchange received a number of shares of such stock approximately equal in value to the Lifeline Common Stock exchanged therefor;

                  (2) that Lifeline has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of Lifeline within the meaning of Section 368(c) of the IRC;

                  (3) that none of Citizens, Lifeline, any entity related thereto, or shareholder thereof, have any plan or intention to redeem or otherwise reacquire any Citizens Class A Common Stock to be issued to Lifeline shareholders in the Exchange, and will not so redeem or otherwise reacquire such stock;

                  (4) that Citizens has no plan or intention to liquidate Lifeline; to merge Lifeline with or into another corporation; to cause Lifeline to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of the stock of Lifeline except for transfers described in Section 368(a)(2)(C) of the IRC;

                  (5) that following the Exchange, Citizens will continue the historic business of Lifeline or use a significant portion of its historic business assets in a business;

                  (6) that Citizens and Lifeline will assume and pay their respective reorganization expenses, if any, incurred in connection with the Plan and Exchange;

                  (7) that there is no corporate indebtedness between Citizens or Lifeline that was issued, acquired or will be settled at a discount;

                  (8) that in the Exchange, shares of Lifeline Common Stock will be exchanged solely for Citizens Class A voting Common Stock, with Citizens thereby obtaining control of Lifeline as defined in Section 368(c) of the IRC;

                  (9) that on the Effective Date of the Exchange, Lifeline will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Lifeline that, if exercised or converted, would affect Citizens' acquisition or retention of control of Lifeline, as defined in Section 368(c) of the IRC;

                  (10) that Citizens does not own, nor has it owned during the past five (5) years, directly or indirectly, any shares of Lifeline stock;

                  (11) that neither Citizens nor Lifeline are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the IRC;

                  (12) that neither Citizens nor Lifeline are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3) (A);

                  (13) that the Exchange will be consummated and qualify as a statutory exchange in full compliance with Texas law and will be consummated in accordance with the terms of the Plan;

                  (14) that in the event more than 2.5 percent of the shareholders of Lifeline dissent to the Exchange, Citizens would exercise its option not to proceed with the Exchange (as permitted under the Plan) and the Exchange consequently would not be consummated;


                  (15) that no Lifeline Common Stock will be acquired for consideration other than solely Citizens Class A Common Stock. Further, no liabilities of Lifeline or the Lifeline shareholders will be assumed by Citizens, nor will any of the Lifeline Common Stock be subject to any liabilities;

                  (16) that Citizens will not assume nor repay any Lifeline debt guaranteed by Lifeline shareholders nor will Citizens assume or repay any outstanding loans between Lifeline and its shareholders;

                  (17) that no compensation or agreement for services received by any shareholder of Lifeline, or any entity related to a Lifeline shareholder, will be separate consideration for, or allocable to, any of their shares of Lifeline Common Stock; no shares of Citizens Class A Common Stock received by any Lifeline shareholder, or any entity related to any Lifeline shareholder, will be separate consideration for, or allocable to, any employment agreement or compensation agreement; and the compensation paid to any Lifeline shareholder, or any entity related to a Lifeline shareholder, will be for services actually performed and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (18) that Lifeline will pay its dissenting shareholders the value of their Lifeline Common Stock out of its own funds. No funds will be supplied or are required to be supplied (by law or otherwise) for that purpose, directly or indirectly, by Citizens, nor will Citizens, directly or indirectly, reimburse Lifeline for any payments to dissenters;

                  (19) that on the Effective Date of the Exchange, the fair market value of the assets of Lifeline will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject;

                  (20) that the Marketing Development Allowance Agreement (the "MDA Agreement") between Lifeline, Combined Underwriters Life Insurance Company and the Red Little Lifeline Combined, Inc. ("Agency") was negotiated at arms-length; that the consideration to be paid by Lifeline to the Agency pursuant to the MDA Agreement will be for services actually to be performed and is reasonable in light of the services to be performed and the benefit to Lifeline and Citizens of retaining the Agency to preserve and increase the business in force issued by Lifeline;

                  (21) that Lifeline has sufficient cash-flow to make payments required to be made to the Agency pursuant to the MDA Agreement; and

                  (22) that Citizens will not render Lifeline unable to honor its payments under the MDA Agreement such that Citizens would be required to make payments thereunder.

         We have relied on the truthfulness and accuracy of certificates of officers of Lifeline and Citizens regarding the above factual information, assumptions and representations. In the course of our representation of Citizens in connection with the transaction described herein, no facts have come to our attention that would give us actual knowledge that the certificates are not accurate. However, we have not undertaken any independent investigation to verify the accuracy of such factual information, assumptions and representations, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

         In rendering an opinion on the federal income tax consequences of such a transaction, reasonable steps have been taken to assure that all material tax issues are considered in light of the facts, and that all of such issues involving a reasonable possibility of challenge by the IRS are fully and fairly addressed. A "material tax issue" includes any tax issue that could have a significant impact (either beneficial or adverse) on any Lifeline shareholder participating in the Exchange under any reasonably foreseeable circumstances.

         The opinions expressed below are rendered only with respect to the specific matters described herein, and we express no opinion with respect to any other federal income tax aspects of the Exchange. Should any of the facts, circumstances or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material. In addition, we do not opine as to the taxable or nontaxable status of any previous transactions not considered to be part of the Exchange.

         Accordingly, in our opinion, the material tax consequences of the Exchange are as follows:

                  (1) The Exchange will constitute a reorganization within the meaning of IRC Section 368(a)(1)(B) and Citizens and Lifeline will each be a "party to a reorganization" within the meaning of IRC Section 368(b). No gain or loss will be recognized by the shareholders of Lifeline upon the exchange of their shares of Lifeline Common Stock for shares of Citizens Class A Common Stock. IRC Section 354(a).

                  (2) The tax basis of the shares of Citizens Class A Common Stock received by a shareholder of Lifeline will be the same as the basis of the Lifeline Common Stock surrendered by that shareholder in the Exchange. IRC Section 358(a); IRC Regulation Section 1.358-1(a).

                  (3) The holding period of the shares of Citizens Class A Common Stock received by a shareholder of Lifeline will include the period during which such shareholder held the Lifeline Common Stock exchanged therefor, to the extent that such stock was held by the shareholder as a capital asset on the date of the consummation of the Exchange. IRC Section 1223(1).

                  (4) Cash received by Lifeline shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Lifeline Common Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some Lifeline shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. IRC Sections 302, 301.

                  (5) No material gain or loss will be recognized by Citizens or Lifeline as a result of the Exchange. IRC Sections 361 and 1032.

                  (6) Section 382 limits the Net Operating Loss carryover of a company following an ownership change. Lifeline will be deemed to have an ownership change. After an ownership change, the amount of income that a corporation may offset each year by Net Operating Losses that occurred before the change is generally limited to an amount determined by multiplying the value of the equity of the corporation immediately prior to this change by the federal long-term tax exempt rate in effect on the date of the change. Any unused limitation may be carried forward and added to the next year's limitation, subject to certain limitations. To the extent Lifeline also has built-in losses as defined in IRC Section 382(h) as of the date of the Exchange, IRC Section 382 limits the utilization of such losses after the ownership change. IRC
         Section 383 will similarly limit the utilization of excess credits, net capital losses, and foreign tax credits, if any, after the ownership change. In addition, IRC Section 384 limits the use of preacquisition losses to offset built-in gains, if any, after the ownership change. Regulations under IRC Sections 382 and 1502 implement the above restrictions.

                  (7) Each shareholder of Lifeline must file pursuant to IRS Regulation 1.368-3(b), with his or her income tax return for the year in which the Exchange is consummated, a statement which provides details relating to the property transferred and securities received in the Exchange.

         The preceding discussion and opinions are based on our interpretations of the facts and assumptions, based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof. They are subject to change by subsequent regulatory, administrative, legislative or judicial actions which could have an adverse effect on the validity of our opinions. Our opinions are effective as of the Effective Date for the Exchange as described in the Plan.

         We do not express an opinion on the valuations of Lifeline or Citizens assets or common stock or the ratio of exchange of Lifeline Common Stock for Citizens Class A Common Stock.

         If the Exchange is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

         Each Lifeline shareholder should consult his own qualified tax advisor to evaluate the tax effects of the Exchange based on his personal facts and circumstances.


                                         Very truly yours,

                                         /s/ Jones & Keller, P.C.

                                         JONES & KELLER, P.C.